                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------
Operating Profit Exceeds $1 Billion; Net Debt Reduced by $510 Million
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     NORTHROP GRUMMAN REPORTS RECORD 1997 SALES, EARNINGS
     -----------------------------------------------------

     LOS ANGELES--Jan. 21, 1998--Northrop Grumman Corporation today reported record sales and net income for 1997, a year in which operating profit topped $1 billion for the first time in the company's history. During the year, the company also reduced its net debt by more than $500 million, from $3.26 billion at the end of 1996 to $2.75 billion at Dec. 31, 1997.

     Sales for 1997 were $9.2 billion, up 6 percent from the $8.6 billion reported in 1996. Net income for the year was $407 million, up 54 percent from the $264 million registered in 1996. Basic earnings per share for the year were $6.10 ($5.98 diluted) versus $4.22 ($4.15 diluted) for all of 1996. Operating profit for 1997 totaled $1.058 billion versus $908 million for the preceding year.

     Net income for 1996 included two nonrecurring items: a pretax charge of $90 million related to plant closures and a pretax gain of $28 million from the sale of shares the company owned in ETEC Systems Inc., a manufacturer of high technology equipment for the semiconductor industry.

     Northrop Grumman's sales for the fourth quarter of 1997 were $2.5 billion, up 4 percent from the $2.4 billion reported for the same period a year ago. Net income for the quarter totaled $117 million, or $1.75 per share ($1.71 diluted), compared with $24 million, or 38 cents per share (38 cents diluted) in the fourth quarter of 1996, which included net nonrecurring pretax charges of $80 million.
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     The company's operating margin in the fourth quarter of 1997 included a $27 million mark-to-market charge for restricted stock rights versus a $2 million charge recorded in the fourth quarter of 1996. The higher charge resulted from increases in the company's stock price and the number of shares accrued.

     Northrop Grumman's business backlog at Dec. 31, 1997, was $11.9 billion, down 6 percent from the $12.7 billion reported a year ago.

     Aircraft business segment sales for the fourth quarter and all of 1997 were higher than those of 1996 due to increased deliveries of shipsets for Boeing jetliners and the Gulfstream V business jet. These improvements more than offset lower business volume on the B-2 and F/A-18 military aircraft programs.

     Fourth quarter operating profit in the Aircraft business segment benefited from an increase in pension income, the delivery of two B-2's versus none in the fourth quarter of 1996, and a $55 million cumulative margin rate adjustment on the B-2 production contract.

     Aircraft business segment operating profit for 1997 benefited from increased pension income, higher levels of Boeing jetliner sales, and the cumulative margin rate adjustment on the B-2 production contract. These improvements were partially offset by lower F/A-18 operating margin on reduced sales. The prior year's results included a $25 million charge related to the company's work for Fokker Aircraft N.V., which declared bankruptcy in March 1996, and $22 million in charges related to plant closures. These charges were partially offset by the favorable settlement in the third quarter of 1996 of a claim involving productivity improvements on the F/A-18.

     Electronics business segment sales were higher for the full year as a result of the inclusion of the defense electronics activities of the Westinghouse Electric Corporation, which Northrop Grumman acquired March 1, 1996, and now operates as its Electronic Sensors and Systems Division. Results for 1996 reflected only 10 months of ESSD operations.

     Electronics business segment operating profit for the fourth quarter of 1997 was reduced by a $20 million charge related to an increase in the cost estimate to complete the company's work on the Directed Infrared Countermeasures (DIRCM) program.

     Electronics business segment operating profit for all of 1997 was reduced by a cumulative margin rate adjustment of $53 million on the E-8 Joint STARS in the third quarter and a total of $33 million on DIRCM. Partially offsetting these downward adjustments was a $20 million MX missile claim settlement recorded in the third quarter of 1997. Electronics business segment results for 1996 included a $29 million avionics claim writedown recorded in the third quarter for work performed by the former Grumman Corporation prior to its acquisition by Northrop in 1994.

     Information Technology and Services business segment operating profit improved in both the fourth quarter and full year as a result of the return to profitability of the company's data systems activities and increased margin rates on higher sales at Logicon Inc., a wholly owned subsidiary.

     Interest expense in the fourth quarter was $60 million, down $13 million from the fourth quarter of 1996. Interest expense for the full year was $257 million versus $270 million for the same period a year ago.

     For all of 1997, the company had a weighted average of 66,716,065 shares outstanding compared with a weighted average of 62,603,724 shares outstanding during 1996.

     In July 1997, Northrop Grumman and Lockheed Martin Corporation announced a definitive agreement to combine the companies to further enhance efficiencies and increase global competitiveness.  Under the terms of the agreement, Northrop
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                                                                          Page 4

Grumman shareholders will receive 1.1923 shares of Lockheed Martin common stock for each share of Northrop Grumman stock.

     The transaction, which is subject to shareholder approval, is estimated to be completed in the first quarter of 1998.

                                   #   #   #

                           NORTHROP GRUMMAN CORPORATION
                                OPERATING RESULTS
                           YEAR ENDED DECEMBER 31,1997
                         ($ in millions, except per share)

                                                                                        FUNDED
                                   CONTRACT ACQUISITIONS                             ORDER BACKLOG
                            -------------------------------------                 -------------------
                             FOURTH QUARTER        TOTAL YEAR                         DECEMBER 31,
                            ----------------    -----------------                 -------------------
                             1997      1996      1997      1996                    1997        1996
                            ------    ------    ------    -------                 -------     -------

Aircraft                    $  696    $1,626    $3,355    $ 4,144                 $ 5,993     $ 7,045

Electronics                  1,593     1,233     4,404      6,278                   5,462       5,158

Information Technology
 and Services                  372       330       957        983                     447         511

Intersegment
 Eliminations                  (96)      (78)     (368)      (310)                    (40)        (47)
                            ------    ------    ------    -------                 -------     -------
  Total                     $2,565    $3,111    $8,348    $11,095                 $11,862     $12,667
                            ======    ======    ======    =======                 =======     =======

                                         NET SALES                                   OPERATING PROFIT
                            ------------------------------------          -------------------------------------
                             FOURTH QUARTER        TOTAL YEAR              FOURTH QUARTER        TOTAL YEAR
                            ----------------    ----------------          ----------------    -----------------
                             1997      1996      1997      1996            1997      1996      1997      1996
                            ------    ------    ------    ------          ------    ------    ------    -------

Aircraft                    $1,162    $1,116    $4,405    $4,112          $  194    $  104    $  654    $  499

Electronics                  1,174     1,135     4,101     3,883              86       123       309       360

Information Technology
 and Services                  278       242     1,022       910              26        (1)       95        49

Intersegment
 Eliminations                 (104)      (80)     (375)     (298)
                            ------    ------    ------    ------          ------    ------    ------    ------
  Total                     $2,510    $2,413    $9,153    $8,607             306       226     1,058       908
                            ======    ======    ======    ======


                            Adjustments to reconcile operating profit
                            to operating margin:
                              Other deductions(income)
                              included above                                   1        (8)       (6)      (17)
                              State and local income taxes                     1       (24)       (6)      (52)
                              General corporate expenses                     (35)      (33)     (127)     (123)
                              Mark to market
                               restricted stock rights                       (27)       (2)      (39)      (13)
                                                                          ------    ------    ------    ------
                            Operating margin                                 246       159       880       703

                            Other income(deductions)                          (2)      (45)       28        (1)
                            Interest expense                                 (60)      (73)     (257)     (270)
                                                                          ------    ------    ------    ------
                            Income before income taxes                       184        41       651       432

                            Federal income taxes                              67        17       244       168
                                                                          ------    ------    ------    ------
                            Net income                                    $  117    $   24    $  407    $  264
                                                                          ======    ======    ======    ======

                            Earnings Per Share:

                              Basic                                       $ 1.75    $ 0.38    $ 6.10    $ 4.22
                                                                          ======    ======    ======    ======

                              Diluted                                     $ 1.71    $ 0.38    $ 5.98    $ 4.15
                                                                          ======    ======    ======    ======

                           NORTHROP GRUMMAN CORPORATION
                         ADDITIONAL FINANCIAL INFORMATION
                               ($ in millions)

NET SALES BY PROGRAM:                  FOURTH QUARTER        TOTAL YEAR
                                      ----------------    ----------------
                                       1997      1996      1997      1996
                                      ------    ------    ------    ------
B-2                                   $  425    $  454    $1,615    $1,725
SURVEILLANCE AIRCRAFT E-8,E-2            328       293     1,073     1,104
BOEING JETLINERS                         222       148       858       569
AIRBORNE RADAR                           177       172       668       560
MARINE                                   164       185       590       496
F/A-18                                   155       194       551       715
ECM                                       96       112       384       398
SPACE                                    101       101       328       315
AIRSPACE MANAGEMENT                      103        52       297       223
C-17                                      61        55       276       249
INFORMATION TECHNOLOGY AND SERVICES      289       236     1,022       905
ALL OTHER                                389       411     1,491     1,348
                                      ------    ------    ------    ------
                                      $2,510    $2,413    $9,153    $8,607
                                      ======    ======    ======    ======

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
AIRCRAFT UNITS DELIVERED               FOURTH QUARTER        TOTAL YEAR
                                      ----------------    ----------------
                                       1997      1996      1997      1996
                                      ------    ------    ------    ------
  747                                   14         7        46        28
  F/A-18 C/D                             9        19        35        68
  F/A-18 E/F                             0         0         0         3
  C-17                                   2         1         8         6
  B-2                                    2         0         4         4

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
AMORTIZATION OF GOODWILL AND OTHER
PURCHASED INTANGIBLES BY SEGMENT

                                       FOURTH QUARTER        TOTAL YEAR
                                      ----------------    ----------------
                                       1997      1996      1997      1996
                                      ------    ------    ------    ------
Aircraft                              $   4     $   4     $  16      $  16

Electronics                              39        41       158        138

Information Technology
  and Services                            3         3        11         11
                                      -----     -----     -----      -----
                                      $  46     $  48     $ 185      $ 165
                                      =====     =====     =====      =====